UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 18, 2007

RIGEL PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-29889	94-3248524
(Commission File No.)	(IRS Employer Identification No.)

1180 Veterans Boulevard
South San Francisco, CA 94080
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 624-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.              Other Events.

Rigel Pharmaceuticals, Inc. (the “Company”) has distributed to its stockholders a proxy statement for its 2007 Annual Meeting of Stockholders to be held on May 31, 2007. Proposal 2 included in the proxy statement relates to approval of an amendment to the Company’s 2000 Equity Incentive Plan (the “2000 Plan”), as set forth in the proxy statement.

In connection with its stock-based compensation programs, the Company seeks to balance the need to maintain a talented resource pool in a highly competitive business with efforts to closely monitor the Company’s stock award “burn rate,” which is defined as the number of shares subject to stock awards granted in a fiscal year divided by the gross number of shares of common stock outstanding at the end of that fiscal year. In connection with the 2006 amendment to the 2000 Plan, the Company’s Board of Directors committed to its stockholders that for the next three fiscal years, beginning with the fiscal year ending December 31, 2006, the total “burn rate” under the 2000 Plan and the Company’s 2000 Non-Employee Directors’ Stock Option Plan would not exceed 5.57% per year on average.

In connection with the currently proposed amendment to the 2000 Plan and contingent on approval of the amendment, and in order to address any potential stockholder concerns regarding the number of stock awards we intend to grant in a given year, the Company commits to its stockholders that for the next three fiscal years, beginning with the fiscal year ending December 31, 2007, the total “burn rate” under the 2000 Plan and the Company’s 2000 Non-Employee Directors’ Stock Option Plan shall not exceed 4.50% per year on average. For purposes of calculating the number of shares granted in a year, each share subject to a stock award other than a stock option or stock appreciation right will count as equivalent to (i) one and one-half (1.5) shares if the Company’s annual stock price volatility is 53% or higher, (ii) two shares if the Company’s annual stock price volatility is between 25% and 52%, and (iii) four shares if the Company’s annual stock price volatility is less than 25%.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RIGEL PHARMACEUTICALS, INC.

Dated: May 18, 2007
	By:	/s/ Dolly Vance
Dolly Vance
Senior Vice President, General Counsel and Corporate Secretary